ADMINISTRATION AGREEMENT

This Agreement (“Agreement”) is made as of June , 2011 by and between TRITON PACIFIC INVESTMENT CORPORATION, INC., a Maryland corporation (the “Company”), and TFA ASSOCIATES, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Company is a newly-organized closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms set forth below; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.      Duties of the Administrator

a.                      Employment of Administrator.  The Company employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement.  The Administrator accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations set forth in this Agreement, subject to the reimbursement of costs and expenses provided for below.  The Administrator and any parties to which it delegates its duties shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

b.                     Services.  The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company.  Without limiting the generality of the foregoing, to the extent the Company so requires, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.  The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, distribution and dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.  The Administrator shall make reports to the Board of its performance of its obligations and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company pursuant to this Agreement.  The Administrator shall provide portfolio collections functions for interest income, fees and warrants and be responsible for the financial and other records that the Company is required to maintain and shall prepare, print and disseminate reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”).  In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

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2.      Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.      Confidentiality

All confidential information provided by a party, including nonpublic personal information that is subject to regulation under Regulation S-P, shall be used by the other party solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party (other than the recipient’s legal counsel) without the prior consent of the providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any court, arbitral panel or administrative or regulatory authority, or otherwise by applicable law or regulation.

4.      Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.  The Company shall bear and be solely responsible for all costs and expenses that are incurred in its operations and administration and with respect to it transactions, except to the extent assumed by Triton Pacific Adviser, LLC (the “Adviser”) pursuant to that certain Investment Advisory Agreement, dated as of June , 2011 between the Company and the Adviser.  Costs and expenses to be borne by the Company  include, but are not limited to, fees and expenses relating to: organizational and offering expenses; the investigation and monitoring of the Company’s investments; the cost of calculating the

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Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to such Investment Advisory Agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees (if applicable); federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements, stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs and all other direct expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the administration agreement that will be based upon the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under this Agreement, including the compensation of the Company’s chief executive officer, chief financial officer and chief compliance officer, and their respective staffs.

5.      Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its members, and any person affiliated with its members to the extent they are providing services for or otherwise acting on behalf of the Administrator, Adviser or the Company) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company  or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company.  Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.      Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each of its affiliates is free to render services to others.  It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

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7.      Duration and Termination of this Agreement; No Assignments

a.                      This Agreement shall become effective as of the first date above written.  This Agreement may be terminated upon 60 days’ written notice, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Board of Directors or by the Administrator.

b.                     This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Company’s Board of Directors or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

c.                      This Agreement may not be assigned by either party without the consent of the other; provided, however, that the rights and obligations of the Company under this Agreement shall not be deemed to be assigned to a newly-formed entity in the event of the merger of the Company into, or conveyance of all of the assets of the Company to, such newly-formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Company’s legal form into another limited liability entity.  The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.      Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument signed by both parties.

9.      Governing Law

This Agreement shall be construed in accordance with the laws of the State of California and, so long as the Company is regulated as a Business Development Company under the Investment Company Act, shall also be construed in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of California, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

10.      Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.      Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Triton Pacific Investment Corporation, Inc.

By /s/Craig J. Faggen

Name: Craig J. Faggen

Title: President

TFA Associates, LLC

; By /s/Craig J. Faggen

Name: Craig J. Faggen

Title: President